Exhibit 10.1

FOURTEENTH AMENDMENT

THIS FOURTEENTH AMENDMENT (the “Amendment”) is made and entered into as of January 7, 2015, by and between TODA AMERICA, INC., a California corporation (“Landlord”), and ADVENT SOFTWARE, INC., a Delaware corporation (“Tenant”).

RECITALS

A.                                    Landlord and Tenant are parties to that certain lease dated January 1, 2006 (the “Original Lease”), which Original Lease has been previously amended by that certain First Amendment to Lease dated January 27, 2006, that certain Second Amendment to Lease dated as of March 23, 2006, that certain Third Amendment to Lease dated as of April 28, 2006, that certain Fourth Amendment to Lease dated as of September 26, 2006, that certain Fifth Amendment to Lease (the “Fifth Amendment”) dated as of November 1, 2006, that certain Sixth Amendment to Lease dated as of March 19, 2007, that certain Seventh Amendment to Lease dated as of May 3, 2007, that certain Eighth Amendment to Lease dated as of  May 31, 2007, that certain Ninth Amendment to Lease (the “Ninth Amendment”) dated as of December 11, 2007, that certain Tenth Amendment to Lease (the “Tenth Amendment”) dated as of June 1, 2009, that certain Eleventh Amendment to Lease (the “Eleventh Amendment”) dated as of July 23, 2009, that certain letter agreement dated July 23, 2009 (the “Letter Agreement”), that certain Twelfth Amendment to Lease (the “Twelfth Amendment”) dated as of March 28, 2012 and that certain Thirteenth Amendment to Lease (the “Thirteenth Amendment”) dated as of December 17, 2013 (collectively, the “Lease”).  Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 158,264 rentable square feet (the “Original Premises”) of the building located at 600 Townsend Street, San Francisco, California 94103 (the “Building”) comprised of: (i) approximately 10,051 rentable square feet located on the first floor of the Building (the “First Floor Space”) consisting of (a) approximately 1,653 rentable square feet described as the First Floor Premises, (b) approximately 7,296 rentable square feet of space described as Suite 160, and (c) approximately 1,102 rentable square feet of space described as the Additional First Floor Space; (ii) approximately 41,669 rentable square feet located on the second floor of the Building (the “Second Floor Space”) consisting of (a) approximately 20,985 rentable square feet described as the Second Floor Premises, and (b) approximately 20,684 rentable square feet described as Suite 250; (iii) approximately 43,754 rentable square feet located on the third floor of the Building described as the Third Floor Premises; (iv) approximately 21,638 rentable square feet located on the fourth floor of the Building (the “Fourth Floor Space”) consisting of (a) approximately 19,734 rentable square feet described as the Fourth Floor Premises, and (b) approximately 1,904 rentable square feet described as Suite 460; and (v) approximately 41,152 rentable square feet described as the Fifth Floor Premises.

B.                                    Tenant is willing to surrender a portion of the Premises to Landlord containing approximately 51,720 rentable square feet comprised of: (i) approximately 31,000 rentable square feet described as a portion of the Second Floor Space (“Reduction Space A”), and (ii) approximately 20,720 rentable square feet consisting of the First Floor Space and the remainder of the Second Floor Space containing approximately 10,669 rentable square feet (“Reduction Space B”) as shown on Exhibit A hereto (collectively, the “Reduction Space”), and that the Lease be appropriately amended, and Landlord is willing to accept such surrender on the following terms and conditions.  The Original Premises, less the Reduction Space, is referred to herein as the (“Remaining Premises”).

1

C.                                    Tenant desires to lease from Landlord and Landlord desires to lease to Tenant that additional space containing approximately 22,160 rentable square feet located on the fourth floor of the Building comprised of (i) approximately 13,332 rentable square feet described as Suite 400 (“Expansion Space A”); and (ii) approximately 8,828 rentable square feet described as Suites 425 and 410 (“Expansion Space B”) as shown on Exhibit B hereto (collectively, the “Expansion Space”) on the following terms and conditions.

D.                                    The Lease by its terms shall expire on October 31, 2016 (“Prior Termination Date”) and the parties desire to extend the Term of the Lease, all on the following terms and conditions.

E.                                     The parties desire to further amend the Lease as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.                                      Recalculation of Rentable Area.

1.1                               Landlord and Tenant acknowledge and agree that, due to changes in the common areas of the Project, Landlord’s architect has remeasured the Rentable Area of the Project and recalculated the load factor applicable to the Building and Premises (the “Recalculated Load Factor”) and that the Rentable Area of the Building and Premises has been appropriately adjusted (the “Remeasured Square Footage”); provided, however, the Remeasured Square Footage shall not be applicable to the Premises for purposes of the Lease, as amended hereby, until the Extension Date (defined in Section 5 below).  Effective as of the Expansion Effective Date and Extension Date (as such terms are defined below), the Rentable Area of the Premises shall be as set forth in Section 5 below.  The Recalculated Load Factor and Remeasured Square Footage were calculated by Landlord’s architect as set forth in the Building Summary attached hereto as Exhibit E.

1.2                               Landlord and Tenant hereby agree that, effective as of the Extension Date, for the purposes of the Lease (i) the Rentable Area of the Building shall be deemed to be 203,768.0 rentable square feet, and (ii) the Recalculated Load Factor for each floor of the Building shall be as follows (and thereafter the Rentable Area of the Remaining Premises and Expansion Space shall not be remeasured during the Extended Term or any further extension of the Term of the Lease, except as a result of any physical increase or decrease in the size thereof):

Garage – 1.088559

First Floor – 1.127384

Second Floor – 1.163788

Third Floor – 1.125050

Fourth Floor – 1.118224

Fifth Floor – 1.117698

Penthouse – 1.088559

1.3                               Landlord and Tenant hereby agree that, effective as of the Extension Date, for the purposes of the Lease the Rentable Area of each floor of the Premises (i.e., the Remaining Premises and the Expansion Space), shall be as follows:

Third Floor – 44,100 rentable square feet

2

Fourth Floor – 43,988 rentable square feet

Fifth Floor – 41,403 rentable square feet

2.                                      Reduction Space A Reduction.

2.1                               Tenant shall vacate Reduction Space A in accordance with the terms of the Lease on or prior to February 15, 2015, which is the date immediately preceding the Reduction Space A Reduction Effective Date (defined in Section 2.2 below) and Tenant shall fully comply with all obligations under the Lease respecting Reduction Space A up to the Reduction Space A Reduction Effective Date, including those provisions relating to the condition of Reduction Space A and removal of Tenant’s Property therefrom.

2.2                               Effective as of February 16, 2015 (the “Reduction Space A Reduction Effective Date”), Reduction Space A shall no longer be considered part of the Premises.  As of the Reduction Space A Reduction Effective Date, Reduction Space A shall be deemed surrendered by Tenant to Landlord, the Lease shall be deemed terminated with respect to Reduction Space A, and the “Premises”, as defined in the Lease, shall be deemed to mean the Original Premises, less Reduction Space A (consisting of approximately 127,264 rentable square feet).

2.3                               If Tenant shall holdover in Reduction Space A beyond the day immediately preceding the Reduction Space A Reduction Effective Date, Tenant shall be liable for Base Rent equal to one hundred fifty percent (150%) of the amount in effect under the Lease with respect to Reduction Space A, plus Tenant’s Proportionate Share of Operating Cost and Real Estate Taxes and other charges respecting Reduction Space A, all prorated on a per diem basis and on a per square foot basis for Reduction Space A.  Such holdover amount shall not be in limitation of Tenant’s liability for consequential or other damages arising from Tenant’s holding over nor shall it be deemed permission for Tenant to holdover in Reduction Space A.

2.4                               Notwithstanding anything to the contrary contained herein, following the Reduction Space A Reduction Effective Date, Tenant shall continue to have access to, and the right to use, the existing showers and lockers located within Reduction Space A until the earlier of June 30, 2015 or the date set forth in Landlord’s notice to Tenant advising that Landlord intends to commence construction within Reduction Space A on such date, which date shall be no earlier than thirty (30) days after delivery of such notice by Landlord.

3.                                      Reduction Space B Reduction.

3.1                               Tenant shall vacate Reduction Space B in accordance with the terms of the Lease on or prior to June 30, 2015, which is the date immediately preceding the Reduction Space B Reduction Effective Date (defined in Section 3.2 below) and Tenant shall fully comply with all obligations under the Lease respecting Reduction Space B up to the Reduction Space B Reduction Effective Date, including those provisions relating to the condition of Reduction Space B and removal of Tenant’s personal property therefrom.

3.2                               Effective as of July 1, 2015 (the “Reduction Space B Reduction Effective Date”), Reduction Space B shall no longer be considered part of the Premises.  As of the Reduction Space B Reduction Effective Date, Reduction Space B shall be deemed surrendered by Tenant to Landlord, the Lease shall be deemed terminated with respect to Reduction

3

Space B, and the “Premises”, as defined in the Lease, shall be deemed to mean the Original Premises, less Reduction Space A and Reduction Space B (consisting of approximately 106,544 rentable square feet).

3.3                               If Tenant shall holdover in Reduction Space B beyond the day immediately preceding the Reduction Space B Reduction Effective Date, Tenant shall be liable for Base Rent equal to one hundred fifty percent (150%) of the amount in effect under the Lease with respect to Reduction Space B, plus Tenant’s Proportionate Share of Operating Cost and Real Estate Taxes and other charges respecting Reduction Space B, all prorated on a per diem basis and on a per square foot basis for Reduction Space B.  Such holdover amount shall not be in limitation of Tenant’s liability for consequential or other damages arising from Tenant’s holding over nor shall it be deemed permission for Tenant to holdover in Reduction Space B.

3.4                               Until the Reduction Space B Reduction Effective Date, Tenant shall have the right to escorted ingress and egress to and from the second floor freight elevator.

3.5                               From and after the Reduction Space B Reduction Effective Date and continuing throughout the Term of the Lease (including, without limitation, the Extended Term and any further extension thereof), Tenant shall continue to have exclusive access to the generator transfer switch closet on the first floor of the Building.

4.                                      Reduction Space Restoration.  On or prior to June 30, 2015 (the “Staircase Restoration Deadline”), Tenant shall remove the internal staircase connecting the second and third floors of the Building, and restore the affected area to its condition existing prior to the date of installation of such internal staircase, including, but not limited to, restoration of the original waffle ceiling (the “Staircase Restoration Work”).  Tenant shall continue to have access to Reduction Space A from and after the Reduction Space A Reduction Effective Date as necessary to perform the Staircase Restoration Work.  In connection therewith, Landlord and Tenant shall reasonably cooperate and coordinate the Staircase Restoration Work and Landlord’s construction activities within Reduction Space A in such a manner as to minimize disruption to Tenant’s performance of the Staircase Restoration Work and Landlord’s construction activities.  Notwithstanding the foregoing, to the extent Tenant is delayed in completing the Staircase Restoration Work beyond the Staircase Restoration Deadline solely as a result of Landlord’s construction activities within Reduction Space A or solely as a result of the inability to access Reduction Space A as necessary for the Staircase Restoration Work, which inability is caused by Landlord, then the Staircase Restoration Deadline shall be extended by one (1) day for each day of such delay.  Except for the removal of Tenant Cables in Reduction Space A and Reduction Space B and the performance of the Staircase Restoration Work, Tenant shall not be required to remove any other alterations, additions or improvements in Reduction Space A or Reduction Space B.

5.                                      Expansion and Effective Date.  Effective as of November 1, 2016 (the “Expansion Effective Date”), the Remaining Premises is increased from approximately 106,544 rentable square feet on the third, fourth and fifth floors in the Building to approximately 129,491* rentable square feet on the third, fourth and fifth floors in the Building by the addition of the Expansion Space, and from and after the Expansion Effective Date, the Remaining Premises and the Expansion Space, collectively, shall be deemed the “Premises”, as defined in the Lease, and as used herein.  The Term for the Expansion Space shall commence on the Expansion Effective Date and end on the Extended Termination Date (defined below).  The Expansion Space is subject to all the terms

4

and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions with respect to the Expansion Space that were granted with respect to the Original Premises unless such concessions are expressly provided for in this Amendment.

*The rentable square footage of the Premises following the Expansion Effective Date reflects the Remeasured Square Footage.  Landlord and Tenant acknowledge and agree that the Remeasured Square Footage is approximate and shall not be subject to remeasurement.

6.                                      Extension.  The Term of the Lease is hereby extended for a period of 120 months and shall expire on October 31, 2026 (“Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease.  That portion of the Term commencing the day immediately following the Prior Termination Date (“Extension Date”) and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”.  As of the Extension Date, the Expiration Date under the Lease shall mean the Extended Termination Date, or any extension thereof.

7.                                      Base Rent.

7.1                               Original Premises (less Reduction Space A) From Reduction Space A Reduction Effective Date through June 30, 2015.  Notwithstanding anything to the contrary contained in the Lease, for the period commencing on the Reduction Space A Reduction Effective Date (i.e., February 16, 2015) through June 30, 2015, the schedule of Base Rent payable with respect to the Original Premises (less Reduction Space A) is the following:

Period	Rentable Square Footage	Annual Base Rent	Monthly Base Rent
2/16/15 – 6/30/15	127,264	$3,326,173.10	$277,181.09

7.2                               Remaining Premises From Reduction Space B Reduction Effective Date through October 31, 2016.  Notwithstanding anything to the contrary contained in the Lease, for the period commencing on the Reduction Space B Reduction Effective Date (i.e., July 1, 2015) through October 31, 2016, the schedule of Base Rent payable with respect to the Remaining Premises (i.e., the Original Premises, less Reduction Space A and Reduction Space B) for the balance of the original Term is the following:

Period	Rentable Square Footage	Annual Base Rent	Monthly Base Rent
7/1/15 – 10/31/16	106,544	$2,815,800.00	$234,650.00

7.3                               Premises From and After the Extension Date.  As of the Extension Date, the schedule of Base Rent payable with respect to the Premises (i.e., the Remaining Premises and the Expansion Space) during the Extended Term is the following:

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

5

Period	Rentable Square Footage	Annual Rate Per Square Foot	Annual Base Rent	Monthly Base Rent
11/1/16 – 10/31/17	129,491	$50.00	$6,474,550.00	$539,545.83
11/1/17 – 10/31/18	129,491	$51.00	$6,604,041.00	$550,336.75
11/1/18 – 10/31/19	129,491	$52.00	$6,733,532.00	$561,127.67
11/1/19 – 10/31/20	129,491	$53.00	$6,863,023.00	$571,918.58
11/1/20 – 10/31/21	129,491	$54.00	$6,992,514.00	$582,709.50
11/1/21 – 10/31/22	129,491	$55.00	$7,122,005.00	$593,500.42
11/1/22 – 10/31/23	129,491	$56.00	$7,251,496.00	$604,291.33
11/1/23 – 10/31/24	129,491	$57.00	$7,380,987.00	$615,082.25
11/1/24 – 10/31/25	129,491	$58.00	$7,510,478.00	$625,873.17
11/1/25 – 10/31/26	129,491	$59.00	$7,639,969.00	$636,664.08

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby.

8.                                      Security Deposit and Letter of Credit.  The Security Deposit under the Lease shall be amended to be $539,545.00.  Within thirty (30) days of the full execution of this Amendment by Landlord and Tenant, Tenant shall deliver to Landlord an amendment to the existing Letter of Credit currently held by Landlord under the Lease, which amendment shall be in form and substance satisfactory to Landlord, amending and increasing the amount of the Letter of Credit from $342,301.09 to $539,545.00 and amending the final expiration date of the Letter of Credit to be not earlier than sixty (60) days following the Extended Termination Date.  Notwithstanding the foregoing or anything to the contrary contained in the Lease, in the event that at any time the financial institution which issued the Letter of Credit held by Landlord is declared insolvent by the FDIC or is closed for any reason, Tenant must promptly provide a substitute Letter of Credit that satisfies the requirements of the Lease, as amended hereby, from a financial institution acceptable to Landlord, in Landlord’s reasonable discretion.  At Tenant’s option, in lieu of delivering the aforementioned amendment to the Letter of Credit or as a replacement for the Letter Of Credit at any time, Tenant may exchange the existing Letter of Credit for a cash security deposit in the sum of $539,545.00 pursuant to Section 4.7 of the Original Lease.  Notwithstanding anything to the contrary contained in the Lease, including, but not limited to, Section 4.7 of the Original Lease, Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any similar or successor laws, regulations or codes now or hereinafter in effect; provided that Tenant’s waiver shall not include a waiver of the provisions of Section 1950.7(b) regarding the priority of Tenant’s claim to the Security Deposit.

9.                                      Tenant’s Proportionate Share.  For the period commencing on the Reduction Space A Reduction Effective Date and ending on June 30, 2015, Tenant’s Proportionate Share is decreased to 63.36% of the Building (i.e., 127,264 rentable square feet of the Premises divided by 200,858 rentable square feet of the Building), and for the period commencing on the Reduction Space B Reduction Effective Date and ending on the Expiration Date, Tenant’s Proportionate Share is further decreased to 53.04% (i.e., 106,544 rentable square feet of the Premises divided by 200,858 rentable square feet of the Building).  Notwithstanding anything in this Amendment to the contrary, Tenant shall remain liable for all year-end adjustments with respect to Tenant’s Proportionate Share of Operating Cost and Real Estate Taxes applicable to Reduction Space A for that portion of the calendar year preceding the Reduction Space A Reduction Effective Date and applicable to Reduction Space B for that portion of the calendar year preceding the Reduction Space B Reduction Effective Date.  Such adjustments shall be paid at the time, in the manner and

6

otherwise in accordance with the terms of the Lease, unless otherwise specified herein.  For the period commencing with the Expansion Effective Date and ending on the Extended Termination Date, Tenant’s Proportionate Share for the Expansion Space and the Remaining Premises is, collectively, 63.55% of the Building (i.e., 129,491 rentable square feet of the Premises divided by 203,768 rentable square feet of the Building).

10.                               Operating Cost and Real Estate Taxes.  For the period commencing with the Expansion Effective Date and ending on the Extended Termination Date, Tenant shall pay Tenant’s Proportionate Share of Operating Cost and Real Estate Taxes applicable to the Premises in accordance with the terms of the Lease, as amended hereby; provided, however, during such period the Base Year for the computation of Tenant’s Proportionate Share of Operating Cost and Real Estate Taxes applicable to the entire Premises is amended to the 2016 calendar year and the CPI Base as set forth in Section 4.3(d) of the Original Lease shall be amended to the CPI in effect as of January 1, 2016.

11.                               Representations.  Each party represents to the other that it has full power and authority to execute this Amendment.  Tenant represents that it has not made any assignment, sublease, transfer, conveyance of the Lease with respect to the Reduction Space and further represents that, to Tenant’s actual knowledge, without duty of investigation, there is not and will not hereafter be any claim, demand, obligation, liability, action or cause of action by any third party respecting, relating to or arising out of the Reduction Space, and Tenant agrees to indemnify and hold harmless Landlord and the Indemnitees from all liabilities, expenses, claims, demands, judgments, damages or costs arising from any of the same as set forth in Section 11.4 of the Original Lease (which indemnity obligations of Tenant shall survive the termination of the Lease with respect to the Reduction Space as set forth in Section 11.4(d) of the Original Lease).  Tenant acknowledges that Landlord will be relying on this Amendment in entering into leases for the Reduction Space with other parties.

12.                               Improvements to Premises.

12.1                        Condition of Premises.  Tenant is in possession of the Remaining Premises and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment and Landlord’s obligations set forth in the Lease, including, without limitation, general maintenance and repair.  Tenant has inspected the Expansion Space and agrees to accept the same in its “as is” condition existing as of the date hereof without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment and Landlord’s obligations set forth in the Lease, including, without limitation, general maintenance and repair.  Notwithstanding the foregoing, prior to delivering the same to Tenant pursuant to Section 13 below, Landlord shall remove or cause the exiting tenants to remove all cabling in the Expansion Space and all power, HVAC and data related equipment in the server room of the Expansion Space and repair any damage as a result thereof or otherwise caused by Landlord or such tenants from and after the date hereof.

12.2                        Responsibility for Improvements to Premises.  Tenant may perform improvements to the Remaining Premises and Expansion Space in accordance with the terms of Exhibit C attached hereto and the Tenant Improvement Specifications Handbook attached hereto as

7

Exhibit D (the “TI Handbook”) and Tenant shall be entitled to an improvement allowance in connection with such work as more fully described in Exhibit C.  The TI Handbook shall replace and supersede the Tenant Improvement Specifications Handbook attached as Exhibit A to the Tenth Amendment.

13.                               License to Access Expansion Space.  Provided that this Amendment has been fully executed by all parties and Tenant has delivered the insurance certificates and the amended Letter of Credit (or in lieu thereof, the Security Deposit) required hereunder, Landlord grants Tenant a license to enter and occupy the Expansion Space from and after February 1, 2015 (the “Early Access Date”), at Tenant’s sole risk, for the purpose of performing the Tenant Improvements (as defined in Exhibit C attached hereto) and installing telecommunications, data and security cabling, equipment, furnishings and other personalty and for occupying the same for the operation of Tenant’s business.  Such license to enter the Expansion Space prior to the Expansion Effective Date shall be subject to all of the terms and provisions of the Lease, as amended hereby, except that Tenant shall not be required to pay Base Rent or Tenant’s Proportionate Share of Operating Cost and Real Estate Taxes attributable to the Expansion Space with respect to the period of time prior to the Expansion Effective Date.  However, Tenant shall be liable for any utilities or special services provided to Tenant during such period.  The Early Access Date with respect to Expansion Space B shall be delayed to the extent that Landlord fails to deliver possession of Expansion Space B for any reason, including but not limited to, holding over by prior occupants.  Any such delay in the Early Access Date with respect to Expansion Space B shall not subject Landlord to any liability for any loss or damage resulting therefrom.  Notwithstanding the foregoing or anything to the contrary contained herein, in the event that Landlord does not deliver possession of Expansion Space B by March 1, 2015 (the “Outside Early Access Date”), Tenant, as its sole remedy (so long as Landlord uses commercially reasonable efforts to so deliver possession as soon as reasonably practicable thereafter), shall be entitled to an abatement of Base Rent solely applicable to Expansion Space B of one (1) day for each day delivery of possession is delayed beyond the Outside Early Access Date until the date that Landlord delivers possession of Expansion Space B as set forth herein.  Any such abatement shall be applied to the Base Rent commencing on the Expansion Effective Date.

14.                               Options to Renew.  Section 3.2 of the Original Lease (Extension Options) is hereby deleted in its entirety and of no further force and effect.  Provided the Lease, as amended hereby, is in full force and effect and Tenant is not in default beyond the expiration of any applicable notice and cure periods under any of the other terms and conditions of the Lease, as amended hereby, at the time of notification or commencement, Tenant shall have two (2) options to renew (each, a “Renewal Option”) the Extended Term (thereby extending the Extended Termination Date accordingly), each for a term of five (5) years (each, a “Renewal Term”), for the entire Premises being leased by Tenant as of the date the applicable Renewal Term is to commence or, at Tenant’s option, two (2) full floors of the Premises as described herein as of the Extension Date (i.e, the third, fourth and fifth floors of the Building), on the same terms and conditions set forth in the Lease, as amended hereby, except as modified by the terms, covenants and conditions as set forth below:

14.1                        If Tenant elects to exercise the applicable Renewal Option, then Tenant shall provide Landlord with written notice of exercise (the “Renewal Notice”) no earlier than the date which is three hundred sixty (360) days prior to the expiration of the then current Term but no later than the date which is two hundred seventy (270) days prior to the expiration of the then current Term.  The Renewal Notice shall designate whether Tenant is exercising the applicable Renewal Option with respect to the entire Premises then leased hereunder, or, if

8

Tenant is exercising the applicable Renewal Option with respect to two (2) full floors of the Premises, and if the Renewal Notice does not include such designation, it shall be deemed to apply to the entire Premises.  If Tenant fails to provide such notice, Tenant shall have no further or additional right to extend or renew the Extended Term.

14.2                        The Base Rent in effect at the expiration of the then current Term shall be adjusted to reflect the Prevailing Market (as defined in Section 14.8) rate.  Landlord shall advise Tenant of Landlord’s opinion of the new Base Rent for the Premises no later than thirty (30) days after receipt of Tenant’s written request therefor.  Said request shall be made no earlier than thirty (30) days prior to the first date on which Tenant may exercise the applicable Renewal Option under this Section 14.

14.3                        If Tenant and Landlord are unable to agree on a mutually acceptable Base Rent for the applicable Renewal Term not later than sixty (60) days prior to the expiration of the then current Term, then Landlord and Tenant, within five (5) days after such date, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Premises during the applicable Renewal Term (collectively referred to as the “Estimates”).  If the higher of such Estimates is not more than one hundred five percent (105%) of the lower of such Estimates, then the Prevailing Market rate shall be the average of the two Estimates.  If the Prevailing Market rate is not established by the exchange of Estimates, then, within seven (7) days after the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Premises during the applicable Renewal Term.  Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least five (5) years experience within the previous ten (10) years as a real estate appraiser working in San Francisco, California, with working knowledge of current rental rates and practices.  For purposes hereof, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).

14.4                        Upon selection, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Premises.  The Estimates chosen by such appraisers shall be binding on both Landlord and Tenant.  If either Landlord or Tenant fails to appoint an appraiser within the seven (7) day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof.  If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market rate within twenty (20) days after their appointment, then, within ten (10) days after the expiration of such twenty (20) day period, the two appraisers shall select a third appraiser meeting the aforementioned criteria.  Once the third appraiser (i.e., the arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the arbitrator shall make his or her determination of which of the two Estimates most closely reflects the Prevailing Market rate and such Estimate shall be binding on both Landlord and Tenant as the Prevailing Market rate for the Premises.  If the arbitrator believes that expert advice would materially assist him or her, he or she may retain one or more qualified persons to

9

provide such expert advice.  The parties shall share equally in the costs of the arbitrator and of any experts retained by the arbitrator.  Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.

14.5                        If the Prevailing Market rate has not been determined by the commencement date of the applicable Renewal Term, Tenant shall pay monthly Base Rent upon the same rate (on a per rentable square foot basis) in effect during the last month of the then current Term until such time as the Prevailing Market rate has been determined.  Upon such determination, the Base Rent for the Premises shall be retroactively adjusted to the commencement of such Renewal Term for the Premises.

14.6                        The Renewal Options are not transferable except to an Affiliate Transferee; the parties hereto acknowledge and agree that they intend that the aforesaid options to renew the Extended Term shall be “personal” to Tenant as set forth above and that in no event will any assignee or sublessee (other than an Affiliate Transferee) have any rights to exercise the Renewal Options.

14.7                        If Tenant fails to validly exercise the first Renewal Option, Tenant shall have no further right to extend the Extended Term.  In addition, if both Renewal Options are validly exercised or if Tenant fails to validly exercise the second Renewal Option, Tenant shall have no further right to extend the Extended Term.

14.8                        For purposes of this Section 14, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and buildings comparable to the Building in the same rental market in the South  of Market district of San Francisco, California as of the date the applicable Renewal Term is to commence, taking into account the specific provisions of this Lease which will remain constant.  The determination of Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes.  The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under this Amendment.

15.                               Right of First Offer.

15.1                        Section 18.1 of the Original Lease (Right of First Offer), as modified by Section 10 of the Sixth Amendment, is hereby deleted and of no further force and effect.  Provided Tenant is not then in default under the terms, covenants and conditions of this Lease, Tenant shall have a one time right of offer (the “Offer Right”) to lease any space in the balance of the Building (each, a “Potential Offer Space”) at such time as such Potential Offer Space becomes Available (defined below).  Tenant’s Offer Right shall be exercised as follows:  at any time after Landlord has determined that the Potential Offer Space has become Available (defined below), Landlord shall advise Tenant (the “Advice”) of the terms under which Landlord is prepared to lease such Potential Offer Space (the “Offer Space”) to

10

Tenant on the terms set forth in the Advice.  For purposes hereof, an Offer Space shall be deemed to become “Available” as follows:  (i) if the Potential Offer Space is not under lease to a third party as of the date of mutual execution and delivery of this Amendment, such Potential Offer Space shall be deemed to first become Available if, following Landlord’s first leasing of the Potential Offer Space following the date of this Amendment, Landlord determines that the existing tenant of such Potential Offer Space will not extend or renew the term of its lease, or enter into a new lease for the Potential Offer Space and Landlord intends to offer the Potential Offer Space for lease to the public or another third party; or (ii) if the Potential Offer Space is under lease to a third party as of the date of mutual execution and delivery of this Amendment, the Potential Offer Space shall be deemed to become Available when Landlord has determined that the third-party tenant of the Offer Space will not extend or renew the term of its lease, or enter into a new lease, for the Potential Offer Space and Landlord intends to offer the Potential Offer Space for lease to the public or another third party; provided, however, that with respect to Suites 100 and 190 of the Building which are currently under lease to third parties, the Suite 100 and Suite 190 Potential Offer Spaces shall be deemed to become Available if, after Landlord’s first leasing of such Potential Offer Spaces following the expiration of the current leases for Suite 100 and/or Suite 190 (which “first leasing” for Suite 100 and Suite 190 shall include, without limitation, leasing of the same to the currently existing tenant thereof or the extension of the currently existing lease thereof), Landlord determines that the then existing tenant of such Potential Offer Space will not extend or renew the term of its lease, or enter into a new lease for the subject Potential Offer Space and Landlord intends to offer the subject Offer Space for lease to the public or another third party.    Tenant may lease such Offer Space in its entirety only, under such terms, by delivering written notice of exercise to Landlord (the “Notice of Exercise”) within ten (10) business days after the date of the Advice, failing which Landlord may lease the subject Offer Space to any third party on whatever basis Landlord desires, and Tenant shall have no further rights with respect to such subject Offer Space.  If Tenant exercises its Offer Right for the Offer Space in accordance with the terms and conditions of this Section 15, effective as of the date Landlord delivers the subject Offer Space, such Offer Space shall automatically be included within the Premises and subject to all the terms and conditions of the Lease, as amended hereby, except as set forth in Landlord’s notice and as follows:

15.1.1              Tenant’s Proportionate Share shall be recalculated, using the total square footage of the Premises, as increased by the subject Offer Space, as the case may be; and

15.1.2              the subject Offer Space shall be leased on an “as is” basis and Landlord shall have no obligation to improve the subject Offer Space or grant Tenant any improvement allowance thereon except as may be provided in Landlord’s Advice.

15.2                        The term for the subject Offer Space shall commence upon the commencement date stated in the Advice and shall expire contemporaneously with the remaining Term for the Premises (as it may be extended) in the event that at least five (5) years remain in the Extended Term and thereupon such Offer Space shall be considered a part of the Premises, provided that all of the terms stated in the Advice, including the termination date set forth in the Advice in the event that there are less than five (5) years remaining in the Extended Term, shall govern Tenant’s leasing of the Offer Space and only to the extent that they do not conflict with the Advice, the terms and conditions of this Lease shall apply to the Offer Space.  Tenant shall pay Base Rent, Tenant’s Proportionate Share of Operating Cost and

11

Real Estate Taxes and any other Additional Rent for the Offer Space in accordance with the terms and conditions of the Advice.

15.3                        Notwithstanding anything to the contrary set forth herein, Tenant shall have no such Offer Right with respect to the subject Offer Space, as the case may be, and Landlord need not provide Tenant with an Advice, if:  (a) Tenant is in default beyond any applicable notice and cure periods under the Lease, as amended hereby, at the time that Landlord would otherwise deliver its Advice for the subject Offer Space as described above; (b) the Premises, or any portion thereof in excess of one-half of a floor, is sublet for the remainder of the Extended Term at the time Landlord would otherwise deliver its written notice of the subject Offer Right as described above; (c) the Lease has been assigned prior to the date Landlord would otherwise deliver its written notice of the subject Offer Right as described above, other than to an Affiliate Transferee; (d) Tenant is not occupying the Premises on the date Landlord would otherwise deliver its written notice of the Offer Right as described above; (e) a material portion (i.e., in excess of 10%) of the subject Offer Space is not intended for the exclusive use of Tenant during the Term; (f) Tenant has exercised its Acceleration Option (defined in Section 16 below); or (g) the existing tenant in the subject Offer Space is interested in extending or renewing its lease for such Offer Space or entering into a new lease for such Offer Space.

15.4                        If Landlord is delayed delivering possession of the subject Offer Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of such space, and the commencement of the term for the subject Offer Space shall be postponed until the date Landlord delivers possession of the subject Offer Space to Tenant free from occupancy by any party.  If for any reason, other than due to the acts or omissions of Tenant, such Offer Space is not delivered to Tenant within one hundred twenty (120) days of the commencement date stated in the Advice, then Tenant shall have the right by written notice to Landlord given at any time prior to such delivery to rescind its exercise of the Offer Right with respect to such Offer Space.

15.5                        Tenant’s Offer Right hereunder with respect to any Potential Offer Space shall terminate on the earlier to occur of: (a) twelve (12) months prior to the Extended Termination Date; (b) Tenant’s failure to exercise its offer right with respect to such Potential Offer Space within the ten (10) business day period provided in Section 15.1 above; (c) simultaneously with Tenant’s providing Landlord with a Notice of Exercise with respect to such Potential Offer Space; and (d) the date Landlord would have provided Tenant an Advice with respect to such Potential Offer Space if Tenant had not been in violation of one or more of the conditions set forth in Section 15.3 above.  In addition, if Landlord provides Tenant with an Advice for any Potential Offer Space that contains expansion rights (whether such rights are described as an expansion option, right of first refusal, right of first offer or otherwise) with respect to any other portion of the Potential Offer Space (such other portion of the Offer Space subject to such expansion rights is referred to herein as the “Encumbered Potential Offer Space”) and Tenant does not exercise its Offer Right to lease such Offer Space, Tenant’s Offer Right with respect to the Encumbered Potential Offer Space shall be subject and subordinate to all such expansion rights contained in the Advice.

15.6                        If Tenant exercises its Offer Right as to a subject Offer Space, Landlord shall prepare an amendment (an “Offer Amendment”) adding the subject Offer Space to the Premises on the terms set forth in this Section 15 and the Advice and reflecting the changes in the Base Rent, rentable square footage of the Premises, Tenant’s Proportionate Share and other

12

appropriate terms.  A copy of the Offer Amendment (which shall be subject to changes which are necessary to comply with this Section 15) shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise executed by Tenant, and Tenant shall execute and return the Offer Amendment to Landlord within ten (10) business days thereafter, but an otherwise valid exercise of the Offer Right shall be fully effective whether or not the Offer Amendment is executed.

15.7                        Notwithstanding anything herein to the contrary, Tenant’s Offer Right is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the date hereof.

16.                               Acceleration Option.

16.1                        Article 19 of the Original Lease (Termination Rights) is hereby deleted in its entirety and of no further force and effect.  Tenant shall have the right to accelerate the Extended Termination Date (“Acceleration Option”), with respect to the entire Premises only, from October 31, 2026 to October 31, 2023 (the “Accelerated Termination Date”), if: (i) there is no default by Tenant under this Lease of which Landlord has delivered notice to Tenant at the date Tenant provides Landlord with an Acceleration Notice (hereinafter defined); provided, however, that if there is such a default and Tenant subsequently cures the default within the applicable cure period provided for in the Lease, as amended hereby, then Tenant shall be entitled to re-submit the Acceleration Notice and, provided all other conditions of this Section 16.1 are satisfied, exercise the Acceleration Option; and (ii) no part of the Premises is sublet for a term extending past the Accelerated Termination Date unless the same by its terms terminates on or before the Accelerated Termination Date upon the exercise of the Acceleration Option; and (iii) the Lease has not been assigned (except to an Affiliate Transferee); and (iv) Landlord receives notice of acceleration (“Acceleration Notice”) not less than twelve (12) full calendar months prior to the Accelerated Termination Date.

16.2                        If Tenant exercises its Acceleration Option, Tenant shall pay to Landlord the sum of an amount equal to (i) six (6) months of the Base Rent applicable to the seventh (7th) year of the Extended Term, and (ii) the unamortized portion of any leasing commissions and the Allowance (collectively, the “Acceleration Fee”) as a fee in connection with the acceleration of the Termination Date and not as a penalty; provided that the Acceleration Fee shall be increased by an amount equal to the unamortized portion of any leasing commissions, tenant improvements and utilized allowances or other concessions incurred by Landlord in connection with any additional space other than the Remaining Premises and Expansion Space leased by Tenant under the Lease, as amended hereby, and that is subject to acceleration hereunder, plus six (6) months of the Base Rent applicable to the seventh (7th) year of the Extended Term, applicable to such additional space.  Tenant shall remain liable for all Base Rent, Tenant’s Proportionate Share of Operating Cost and Real Estate Taxes, Additional Rent and all other sums due under this Lease up to and including the Accelerated Termination Date even though billings for such may occur subsequent to the Accelerated Termination Date.  Tenant shall pay fifty percent (50%) of the Termination Fee to Landlord concurrent with Tenant’s delivery to Landlord of Tenant’s Acceleration Notice and the remaining fifty percent (50%) of the Termination Fee shall be paid on or before the Acceleration Date.

13

16.3                        If Tenant, subsequent to providing Landlord with an Acceleration Notice, (a) fails to pay the Acceleration Fee due hereunder, or any portion thereof in a timely manner, or (b) defaults in any of the other provisions of the Lease, as amended hereby, and fails to cure such default within any applicable cure period, then, in such event, Landlord, at its option, may (i) declare Tenant’s exercise of the Acceleration Option to be null and void, and any Acceleration Fee paid to Landlord shall be returned to Tenant, after first applying such Acceleration Fee against any past due rent under the Lease, as amended hereby, or (ii) continue to honor Tenant’s exercise of its Acceleration Option, in which case, Tenant shall remain liable for the payment of the Acceleration Fee and for all Base Rent, Tenant’s Proportionate Share of Operating Cost and Real Estate Taxes, any Additional Rent and other sums due under the Lease, as amended hereby, up to and including the Accelerated Termination Date even though billings for such may occur subsequent to the Accelerated Termination Date.  Further, in the event that Landlord shall declare Tenant’s exercise of the Acceleration Option to be null and void as provided in clause (i) above due to Tenant’s failure to pay any portion of the Acceleration Fee in a timely manner, Tenant shall protect, indemnify and hold Landlord and the Indemnitees harmless from and against any and all loss, claims, liability or costs (including court costs and reasonable attorney’s fees) incurred by reason of such nullification of Tenant’s Acceleration Option, including, without limitation, any claims by any potential replacement tenants for the Premises.

16.4                        As of the date Tenant provides Landlord with an Acceleration Notice, any unexercised rights or options of Tenant to renew the Extended Term or to expand the Premises (whether expansion options, rights of first or second refusal, rights of first or second offer, or other similar rights), and any outstanding tenant improvement allowance not claimed and properly utilized by Tenant in accordance with this Lease as of such date, shall immediately be deemed terminated and no longer available or of any further force or effect.

17.                               Other Pertinent Provisions.  Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

17.1                        Parking.  Notwithstanding anything to the contrary contained in the Lease, and notwithstanding the reduction from the Premises of Reduction Space A and Reduction Space B as set forth above, effective as of the date of this Amendment, Tenant shall have the right to lease up to ninety-five (95) unreserved parking spaces in the Project parking garage, at the rate charged by Landlord from time to time, which rate is currently $230.00 per month, per space.  Landlord may increase such rate at any time upon thirty (30) days prior notice to Tenant but in no event shall such increased amount exceed the parking rate then generally charged in the area of the Project for similar facilities.

17.2                        Signage.  Tenant shall have the right to install identification signage in the elevator lobby on each full floor of the Premises, at its sole cost and expense, subject to and in accordance with the provisions of Section 5.4(a) of the Original Lease.  In addition, effective as of the Extension Date, Section 5.4(b)(6) of the Original Lease is hereby deleted in its entirety and replaced with the following:

“Tenant’s right to Building exterior signage shall be exclusive to Tenant during the Extended Term; provided, however, at Landlord’s option, Tenant’s right to the New Sign may be revoked and terminated upon occurrence of any of the following events:  (i)

14

Tenant shall be in default under the Lease beyond any applicable cure period; (ii) Tenant occupies less than 80,000 rentable square feet in the Building (but in such event, Tenant shall continue to have the existing exterior ground floor signage at the entrance to the Building (the “Entrance Signage”); or (iii) the Lease shall terminate or otherwise no longer be in effect.   Upon the expiration or earlier termination of the Lease or at such other time that Tenant’s Building exterior signage rights are terminated pursuant to the terms hereof, Tenant shall remove the New Sign and the Entrance Signage as the case may be and if Tenant fails to remove the New Sign (or the Entrance Signage as the case may be) and repair the Building in accordance with the terms of the Lease, Landlord shall cause the New Sign (or the Entrance Signage as the case may be) to be removed from the Building and the Building to be repaired and restored to the condition which existed prior to the installation of the New Sign or the Entrance Signage as the case may be (including, if necessary, the replacement of any precast concrete panels), all at the sole cost and expense of Tenant and otherwise in accordance with the Lease, without further notice from Landlord.  Tenant shall pay all costs and expenses for such removal and restoration in accordance with Section 5.4(b)(7) below.  Except in connection with an assignment to an Affiliate Transferee, the rights provided in this Section 5.4 shall be non-transferable unless otherwise agreed by Landlord in writing in its sole discretion.”

In addition, the last sentence of Section 5.4(b) of the Original Lease is hereby deleted in its entirety and replaced with the following:  “Tenant’s right to Building exterior signage shall be exclusive to Tenant during the period commencing on the Commencement Date and ending on the first date that Tenant occupies less than one hundred percent of the Remaining Premises and the Expansion Space (but excluding portions thereof under construction) (the “Special Occupancy Level Reduction Date”), and the exclusive nature of such right shall terminate forever on the Special Occupancy Level Reduction Date.  In the event of any such termination of the exclusive nature of such right, the New Sign and the Entrance Signage under the Lease and Tenant’s rights with respect thereto shall not be reduced, relocated, or obstructed; provided, however, that Landlord shall have the right to install, or permit the installation of, such other signage on the exterior of the Building as may be determined by Landlord in its sole discretion.”

For purposes of Section 5.4(b) of the Lease, Tenant shall be deemed to be occupying space then under construction.

17.3                        Insurance.  Tenant’s insurance required under Article 11 of the Original Lease (“Tenant’s Insurance”) shall include the Expansion Space.  Tenant shall provide Landlord with a certificate of insurance, in form and substance satisfactory to Landlord and otherwise in compliance with Article 11 of the Original Lease, evidencing that Tenant’s Insurance covers the Expansion Space, upon delivery of this Amendment, executed by Tenant, to Landlord, and thereafter as necessary to assure that Landlord always has current certificates evidencing Tenant’s Insurance.

17.4                        Deletion.  Section 4.2(e) of the Original Lease, Sections 4.7(b) and (c) of the Original Lease, Section 18.2 of the Original Lease (as amended by Section 1 of the Eleventh Amendment), and Article 20 (Right of First Offer to Purchase) of the Original Lease are hereby deleted in their entireties and of no further force and effect.

15

17.5                        Landlord Consent.  Effective as of the Extension Date, Section 7.3(ii) of the Original Lease is hereby deleted in its entirety and replaced with the following:

“in the event of any proposed sublease of 100% of the Premises or an assignment of the Lease to terminate the Lease effective as of the date the proposed assignment or subletting is to be effective, in which event Tenant will be relieved of all obligations under the Lease after the effective date of such termination and Tenant’s vacation and surrender of the Premises, except for those obligations which by their nature survive such termination, and, in the case of a sublease that would result in one (1) full floor or more of the Premises being subject to the sublease for a term of more than three (3) years or the then-remaining Term of the Lease, to recapture and terminate the Lease with respect to the portion of the Premises to be sublet effective as of the date the proposed subletting is to be effective, in which event Tenant will be relieved of all obligations under the Lease with respect to such portion of the Premises after the effective date of such recapture and termination and Tenant’s vacation and surrender of such portion of the Premises, except for those obligations which by their nature survive such termination;”

17.6                        Tenant’s Generator and Tenant’s Cooling Tower.  Tenant shall continue to have the cooling and generator rights set forth in the Lease (including, without limitation, the right to 60,000 watts of electricity from Landlord’s generator pursuant to Section 17.1 of the Original Lease).  Notwithstanding anything to the contrary contained in Section 11 of the Ninth Amendment, Tenant shall have the right, but not the obligation at Tenant’s sole cost and expense (including, without limitation, all costs and fees for licenses, permits, approvals and inspections in connection with installation, operation and removal), to disconnect the existing feeds and infrastructure previously installed by Tenant connecting Tenant’s Generator and Tenant’s Cooling Tower from the Equipment Area to Tenant’s current server room located within the Second Floor Space (the “Disconnection”) and connect the same to the Remaining Premises and/or Expansion Space (collectively, the “Relocation Work”); provided however that such relocation shall be subject to the terms and conditions of the Lease, as amended hereby (including but not limited to, Section 11 of the Ninth Amendment), and Exhibit C attached hereto, including, but not limited to, Landlord’s approval of the plans for such work and the contractors to be used to perform such work, which approval shall not be unreasonably withheld, conditioned or delayed; and further provided, however, that Tenant shall, at its sole cost and expense, repair any damage caused by such relocation and restore any penetrations made to the Premises or Building.  If Tenant elects to perform the Relocation Work, the Disconnection or any portion of the Relocation Work affecting the Reduction Space must be completed by June 30, 2015.  Tenant shall not be required to remove such feed and infrastructure (as relocated as the case may be) at the end of the Term, the Extended Term or any extension thereof.

17.7                        Subordination.  Landlord warrants that, as of the date hereof, there is no Security Device encumbering the Project.

17.8                        Building Conference Room.  Tenant hereby acknowledges and agrees that, effective as of January 1, 2015, the Building first floor conference room shall no longer be subject to the terms of the Letter Agreement, that Landlord shall not be bound by the terms of the Letter Agreement with respect to the first floor conference room and that Landlord shall have the right to convert the use of the first floor conference room at any time, in its sole discretion.

16

Accordingly, the Letter Agreement shall be deemed to be null and void and of no further force and effect.

17.9                        Restoration.  The reference to Expiration Date in Section 3 of the Twelfth Amendment and Section 2 of the Thirteenth Amendment shall be amended to “Extended Termination Date, or any extension thereof”.

17.10                 Freedom From Liens.  Section 8.3 of the Original Lease is hereby amended to add the following at the end thereof:

“In the event that Tenant fails, within ten (10) business days following written notice to Tenant of the imposition of any such lien, to either cause the same to be released of record or provide Landlord with insurance against the same issued by a major title insurance company or such other protection against the same as Landlord shall accept (such failure to constitute an Event of Default), Landlord shall have the right to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien.  All such sums paid by Landlord and all expenses incurred by it in connection therewith shall be payable to it by Tenant within five (5) days of Landlord’s demand.”

17.11                 Indemnity and Exoneration.  The reference to Section 11.3 in Sections 11.4(a) and 11.4(d) of the Original Lease is hereby deleted and replaced with “Section 11.4”.

18.                               Miscellaneous.

18.1                        This Amendment, including Exhibit A, Exhibit B, Exhibit C, Exhibit D and Exhibit E hereto, sets forth the entire agreement between the parties with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements.  Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

18.2                        Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

18.3                        In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

18.4                        Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant.  Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

18.5                        The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

18.6                        Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment, other than Jones Lang LaSalle representing Tenant and CBRE, Inc. representing Landlord.  Tenant agrees to indemnify and hold Landlord and the Indemnitees

17

harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Amendment.

18.7                        Landlord and Tenant hereby acknowledge and agree that Section 23.1 of the Original Lease (USA Patriot Act and Anti-Terrorism Laws) and the representations, warranties and covenants set forth therein shall continue in full force and effect during the Extended Term and any extension thereof.

18.8                        Pursuant to California Civil Code Section 1938, Landlord hereby notifies Tenant that as of the date of this Amendment, the Premises have not undergone inspection by a “Certified Access Specialist” to determine whether the Premises meet all applicable construction-related accessibility standards under California Civil Code Section 55.53.  To allow for compliance with building performance benchmarking and disclosure regulations, and to facilitate implementation of sustainable improvements to the Building, Tenant shall: (a) retain copies of its “utility data”, which includes, but is not limited to, Tenant’s utility bills and invoices pertaining to Tenant’s energy, water, and trash usage at the Building during the Term (as the same may be further extended), and (b) upon request, provide Landlord with copies of such “utility data”.   Tenant further agrees, upon Landlord’s request, to execute utility release forms provided by the applicable utility or municipality to expedite the data collection process.

18.9                        Redress for any claim against Landlord under the Lease and this Amendment shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Project (but in any case Tenant shall also be allowed to (i) execute any judgment against Landlord in favor of Tenant against all net sale proceeds then or thereafter held by Landlord in respect of its interest in the Project and (ii) execute any judgment against Landlord in favor of Tenant against rents actually received or first receivable by Landlord following the entry of such judgment).  The obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, interruption or loss of business, or any form of special, indirect or consequential damages.

[SIGNATURES ARE ON FOLLOWING PAGE]

18

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:		TENANT:

TODA AMERICA, INC.,		ADVENT SOFTWARE, INC.,
a California corporation		a Delaware corporation

By:	/s/ Hiroki Yanagi	By:	/s/ Jim Cox

Name:	Hiroki Yanagi	Name:	Jim Cox

Its:	CFO & Secretary	Its:	CFO

Dated:	January 7, 2015	Dated:	January 28, 2015

19

EXHIBIT A — OUTLINE AND LOCATION OF REDUCTION SPACE

attached to and made a part of the Amendment dated as of January 7, 2015, between
TODA AMERICA, INC., a California corporation, as Landlord and

ADVENT SOFTWARE, INC., a Delaware corporation, as Tenant

Reduction Space A

Reduction Space B

2ND FLOOR
600 TOWNSEND STREET
12-04-14

A-1

A-2

EXHIBIT B — OUTLINE AND LOCATION OF EXPANSION SPACE

attached to and made a part of the Amendment dated as of January 7, 2015, between
TODA AMERICA, INC., a California corporation, as Landlord and

ADVENT SOFTWARE, INC., a Delaware corporation, as Tenant

B-1

EXHIBIT C — TENANT ALTERATIONS

attached to and made a part of the Amendment dated as of January 7, 2015, between
TODA AMERICA, INC., a California corporation, as Landlord and

ADVENT SOFTWARE, INC., a Delaware corporation, as Tenant

1.             Tenant, following the full and final execution and delivery of the Amendment to which this Exhibit C is attached and the amended Letter of Credit (or in lieu thereof, Security Deposit) and insurance certificates required under the Amendment, shall have the right to perform alterations and improvements in the Premises (i.e., the Remaining Premises and Expansion Space) (the “Tenant Alterations”).  Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform the Tenant Alterations in the Premises unless and until Tenant has complied with all of the terms and conditions of Article 8 of the Original Lease (except for Section 8.1(v) of the Original Lease, which shall not apply to the Tenant Alterations), including, without limitation, approval by Landlord of the final plans for the Tenant Alterations, which approval shall not be unreasonably withheld or delayed pursuant to Article 8 of the Original Lease, and the contractors to be retained by Tenant to perform such Tenant Alterations, which approval shall not be unreasonably withheld or delayed.  Landlord shall approve, disapprove or otherwise act with respect to plans and specifications submitted by Tenant in connection with the Tenant Alterations within ten (10) business days after receipt thereof (and within five (5) business days with respect to changes to plans and specifications submitted by Tenant).  If Landlord disapproves such plans and specifications (or any component thereof), Landlord’s notice of disapproval shall describe with reasonable specificity the basis for such disapproval and the changes that would be necessary to resolve Landlord’s objections and Tenant shall cause such plans and specifications to be modified and resubmitted to Landlord for its approval.  Such procedure shall be repeated as necessary until Landlord has approved the plans and specifications for the Tenant Alterations (or the applicable component thereof). Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design.  In addition to the foregoing, Tenant shall be solely liable for all costs and expenses associated with or otherwise caused by Tenant’s performance and installment of the Tenant Alterations (including, without limitation, any legal compliance requirements within the Premises to the extent required under California Building Standards Code, Title 24, California Code of Regulations (“Title 24”), and any legal compliance requirements arising outside of the Premises), except as otherwise set forth in this Exhibit C or the Lease.  Notwithstanding anything in this Section 1 or the Lease to the contrary, but subject to the terms and conditions hereof, Landlord, at its sole cost and expense, shall perform any required alterations or improvements with respect to the common restrooms in the Building and/or the restrooms located in the Premises which are necessary to comply with applicable laws regarding handicap access and use (including, without limitation, Title III of the Americans With Disabilities Act) which compliance is required due to Tenant’s installation of the Tenant Alterations, but only to the extent that such Tenant Alterations are customary and standard general office improvements (the “Restroom Compliance Work”); provided, however, that Landlord shall not be required to install additional stalls or fixtures required as a result of density of employees in excess of one per 138 square feet of Rentable Area of the Premises on any floor or as a result of assembly rooms or similar improvements included within the Tenant Alterations or to permit any portion of the Premises to be used for conferences or assembly purposes (but not typical and standard office conference rooms).  In addition, the limitations on Tenant’s compliance obligations with respect to the Base Building set forth in Section 6.6 of the Original lease shall be deemed to apply to the Tenant Alterations in the same manner as applied to the Tenant Improvements in Section 6.6 of the Original Lease and reference to the “Tenant

Improvements” thereunder shall include the Tenant Alterations.  Landlord’s approval of the contractors to perform the Tenant Alterations shall not be unreasonably withheld.  Without limiting the generality of the foregoing, Tenant shall not be required to use CCI Commercial Construction in connection with the Tenant Alterations.  The parties agree that Landlord’s approval of the general contractor to perform the Tenant Alterations shall not be considered to be unreasonably withheld if any such general contractor (a) does not have trade references reasonably acceptable to Landlord, (b) does not maintain general liability insurance as required pursuant to the terms of the Lease and such other insurance as is reasonably required by Landlord, (c) does not have the ability to be bonded for the work in an amount of no less than one hundred fifty percent (150%) of the total estimated cost of the Tenant Alterations, (d) does not provide current financial statements reasonably acceptable to Landlord, or (e) is not licensed as a contractor in the state/municipality in which the Premises is located.  Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor.

2.             Provided Tenant is not in default, Landlord agrees to contribute the sum of $1,294,910.00 (i.e., $10.00 per rentable square foot of the Remaining Premises and Expansion Space) (the “Allowance”) toward the cost of performing the Tenant Alterations.  The Allowance may only be used for the cost of preparing design and construction documents and mechanical and electrical plans for the Tenant Alterations, permit fees, construction management costs and fees, consulting fees, engineering services, mechanical and electrical services and for hard costs to construct the Tenant Alterations.  The Allowance, less a ten percent (10%) retainage (which retainage shall be payable as part of the final draw), shall be paid to Tenant or, at Landlord’s option, to the order of the general contractor that performs the Tenant Alterations, in periodic disbursements within thirty (30) days after receipt of the following documentation: (a) an application for payment and sworn statement of contractor substantially in the form of AIA Document G-702 covering all work for which disbursement is to be made to a date specified therein; (b) a certification from an AIA architect substantially in the form of the Architect’s Certificate for Payment which is located on AIA Document G702, Application and Certificate of Payment; (c) contractor’s, subcontractor’s and material supplier’s customary conditional and unconditional waivers of liens which shall cover all Tenant Alterations for which disbursement is being requested and all other statements and forms required for compliance with the mechanics’ lien laws of the state in which the Premises is located, together with all such invoices, contracts, or other supporting data as Landlord or Landlord’s Mortgagee may reasonably require; (d) plans and specifications for the Tenant Alterations; (e) copies of the applicable construction contracts for the Tenant Alterations, together with copies of all change orders, if any and, for the payment of the retainage, copies of all construction contracts for the Tenant Alterations; and (f) a request to disburse from Tenant containing an approval by Tenant of the work done.  Upon completion of the Tenant Alterations, and prior to final disbursement of the Allowance, Tenant shall furnish Landlord with:  (i) general contractor and architect’s completion affidavits; (ii) full and final waivers of lien; (iii) receipted bills covering all labor and materials expended and used; (iv) as-built plans of the Tenant Alterations; and (v) the certification of Tenant (to the best of Tenant’s knowledge) and its architect that the Tenant Alterations have been installed in a good and workmanlike manner in accordance with the approved plans.  In no event shall Landlord be required to disburse the Allowance more than one time per month.  Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Allowance during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured.

3.             Simultaneously with Landlord’s approval of the final plans for the Tenant Alterations, Landlord shall notify Tenant in writing as to whether, in Landlord’s opinion, any portion of the Tenant Alterations constitute an Extraordinary Fixture (as defined in Section 8.4 of the Original Lease) which Tenant must remove upon the expiration or earlier termination of the Lease.  Except for minor changes customarily made in the field and costing less than $25,000.00, Tenant shall make no changes or modifications to the plans approved by Landlord without Landlord’s prior written approval, which approval shall be granted or withheld as set forth herein with respect to the final plans.

4.             In no event shall the Allowance be used for the purchase of equipment, furniture or other items of personal property of Tenant.  If Tenant does not submit a request for payment of the entire Allowance to Landlord in accordance with the provisions contained in this Exhibit C by December 31, 2016, any unused amount shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith.  Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Tenant Alterations and/or Allowance.  Landlord shall be entitled to deduct from the Allowance a one-time fee for Landlord’s oversight of the Tenant Alterations in the sum of $20,000.00 (the “Oversight Fee”).  Landlord shall not charge Tenant for any architectural or engineering review fees, management, supervision or other general overhead costs incurred by Landlord over and above such Oversight Fee.

5.             Tenant agrees to accept the Premises in its “as-is” condition and configuration, it being agreed that Landlord shall not be required to perform any work, except as set forth in this Exhibit C, or, except as provided above with respect to the Allowance or as otherwise set forth in this Exhibit C, incur any costs in connection with the construction or demolition of any improvements in the Premises.

6.             This Exhibit C shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the Extended Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

7.             Notwithstanding anything to the contrary set forth herein, Landlord shall be solely responsible for (at Landlord’s sole cost and without the same being included in Operating Cost), and the Allowance shall not be used for the following: (a) costs incurred to remove or encapsulate Hazardous Materials from the Premises, the Building and the Project in connection with the Tenant Alterations, except to the extent that any such Hazardous Materials are introduced, released or otherwise caused by Tenant; and (b) costs to bring the Base Building into compliance with applicable laws and restrictions arising in connection with the performance of the Tenant Alterations, including, without limitation, compliance with life safety (e.g., sprinklers and life safety devices), Title III of the Americans with Disabilities Act, Title 24 and ASHRAE laws and requirements (except as otherwise set forth in Section 6.6 of the Original Lease, as amended by Section 1 above).

8.             Landlord shall not charge Tenant or its contractors/subcontractors for the use of elevators, electrical, loading docks, water, hoists or HVAC in connection with the construction of the Tenant Alterations or move into the Expansion Space; provided, however, that if Tenant requires the use of loading docks or other access after hours, Tenant shall pay Landlord the cost incurred by Landlord for any additional security guards which are required by Landlord in order to provide such access after hours.

9.             Landlord hereby acknowledges that, as part of the Tenant Alterations, Tenant may construct a code compliant full kitchen and wellness room in the Premises, subject to Landlord’s review and approval of Tenant’s plans as set forth herein.

EXHIBIT D — TI HANDBOOK

attached to and made a part of the Amendment dated as of January 7, 2015, between
TODA AMERICA, INC., a California corporation, as Landlord and

ADVENT SOFTWARE, INC., a Delaware corporation, as Tenant

600 Townsend

TENANT IMPROVEMENT SPECIFICATION HANDBOOK

PROJECT DIRECTORY

Property Manager	Bay West Group	Tim Treadway
	2 Henry Adams Street	General Partner
	San Francisco, CA 94103	415-490-5812

Building Management	Bay West Group	Barry Campbell
	2 Henry Adams Street	Tenant Improvement
	Suite M-17	Coordinator
	San Francisco, CA 94103	415-490-5840

	Bay West Group	Deborah Fox
	2 Henry Adams Street	Facilities Manager
	Suite 450	415-490-5811
San Francisco, CA 94103

	Bay West Group	Carlos Ballesteros
	600 Townsend St	Building Manager
	Suite 110 W	415-626-4274
San Francisco, CA 94103

Structural Engineer	Contact TI Coordinator
For Structural Engineer
Referal

Building Department	City of San Francisco
Department of Building Inspection
1660 Mission Street
San Francisco, CA

I.   DESIGN CRITERA

A.   TENANT IMPROVEMENT COORDINATOR:

All questions regarding the Base Building and the construction of TENANT’s improvements should be directed to Barry Campbell. He is located in the Operations Department of the San Francisco Design Center, 2 Henry Adams Street, San Francisco, on the Mezzanine level.  His telephone number is (415) 490-5840.

B.   BUILDING DRAWINGS:

A complete set of base building drawings are available for review by TENANT or TENANT’s Architect at Barry Campbell’s office.  TENANT should arrange with Barry Campbell to review these drawings and select the necessary drawings for reproduction.

C.   TENANT DRAWINGS:

TENANT drawings submitted to the BUILDING MANAGEMENT for approval shall contain all information requested in the following guidelines and checklists.  Except as specifically provided herein, all costs of construction (including design, materials, supervision and labor) for TENANT’S improvements are at TENANT’S expense subject to certain contributions by BUILDING MANAGEMENT as provided in the Lease.

D.   FLOORS:

1.   STANDARD WORK:

The Base Building floor is a concrete slab, ready  to receive TENANT’S underlayment and finish flooring. TENANT accepts  surface and levelness of the slab in its existing “as is” condition. TENANT shall provide underlayment and finish  flooring of TENANT’S choice, except as restricted below.

2.   RESTRICTIONS:

a.   Finish Flooring Material:

Maximum permissible weight of flooring material is 7.5 pounds per square foot.  Proposed flooring in excess thereof is subject to engineering review and approval.

b.   Fill Materials:

TENANT shall not install cementitious fills or other materials which impose dead load on the building in excess of maximum permissible weight.

c.   Masonry Materials:

If tile or other masonry materials are used, they shall be installed by thin set method and shall be subject to approval of the BUILDING MANAGEMENT.

d.   Holes in Slab:

TENANT shall not cut holes in floor slab without the approval of BUILDING MANAGEMENT.  Holes shall be limited to 4-inch diameter maximum size, spaced not closer than 8 inches apart and not within the web of the waffle slab. Holes shall be core-drilled only, not impact drilled, from the underside of the floor or ceiling.  Because penetrations for electrical and communication conduit will be exposed in the TENANT’S ceiling below, TENANT is encouraged to minimize such penetrations and design for the minimum exposure to TENANT below.  Electrical and communication conduit should run along the web of the waffle to minimize the exposure to the tenant below. All such penetrations and conduit layout must be approved by BUILDING MANAGEMENT.

e.   Grooves in Slab:

Grooves or slots for door tracks, conduits, etc., will only be permitted in certain non-structural areas and will only be 3/8” maximum deep and 1/2” maximum wide.  All slots or grooves must be reviewed and approved by BUILDING

MANAGEMENT.

f.   Flooring at Recessed Entrance:

If TENANT recesses its entrance, the flooring material in the recess must be submitted to BUILDING MANAGEMENT for approval.

g.   Maximum Allowable Live Loads:

Loads in excess of 60 pounds per square foot must be approved in writing by Building Management and may require structural engineering review.

E.      DEMISING WALLS:

BUILDING MANAGEMENT shall construct, at BUILDING MANAGEMENT’S expense, metal stud framing for any demising wall(s) separating TENANT from the corridor, common areas or other tenant spaces.  BUILDING MANAGEMENT shall construct the drywall and finishes on the corridor side of the corridor wall and drywall and fire taping only on the tenant side of corridor wall. TENANT shall construct, at TENANT’S Expense, the interior side of any demising wall(s) separating TENANT from common areas or other tenant spaces. Demising walls should be one-hour rated and consist of steel studs, 2 pound density glass fiber or mineral fiber sound control batt insulation, and gypsum wallboard, taped and sanded.  Wallboard will extend to underside of structure above.  Openings in walls above suspended ceiling may require fire dampers to maintain the required fire rating of the wall.  The inside finish of the perimeter walls of the Base Building are windows and unfinished concrete with 2-1/2” rigid insulation per Title 24 requirements. TENANT shall be responsible for any wall coverings and/or improvements of these walls.

1.            OPTIONS:

a.   Load Bearing Demising Walls:

If TENANT desires to support loads at demising walls, TENANT shall submit details of its proposed use to the BUILDING MANAGEMENT.  TENANT shall design the wall and submit structural engineer’s calculations and details for approval of BUILDING MANAGEMENT at TENANT’S expense.  Load bearing walls shall be at TENANT’S expense.

b.   Acoustic Demising Walls:

If TENANT desires to provide specific acoustic control, the cost of modifications to the demising walls shall be at TENANT’S expense.

2.             RESTRICTIONS:

a.   Maximum loads which may be supported on standard demising walls are as follows:

(1)  The maximum total load for vertical distributed loads is 50 pounds per linear foot.

(2)  The maximum total load for a single concentrated load is 25 pounds per linear foot.

b.   Termination of partitions at exterior walls:

Connection methods which would interfere with building movement will not be acceptable. Demising partitions shall not be secured to exterior wall.

c.  Demising wall/partition attachment to ceiling:

Track attachment must be by drilled anchor system.  No power activated shot pin attachment will be allowed in the waffle area of the ceiling.

F.      CEILINGS:

1.             STANDARD WORK:

The Base Building ceiling is a concrete waffle slab ready to receive TENANT’S ceiling.  TENANT should be aware that this waffle slab ceiling may have exposed electrical and communication conduit from the Building and/or the tenant above.  TENANT may construct a special ceilings of a design acceptable to BUILDING MANAGEMENT.

2.             RESTRICTIONS:

a.   Ceiling Heights:

Ground Floor through Fifth Floor:  10’-6” to the underside of the web of waffle slab.

b.   Raised Ceilings:

Raised portions of ceilings or deep fixtures for special effects will be permitted if headroom clearance is available and no interference occurs with building systems, such as heating, ventilating, air conditioning, sprinkler, electrical and structural systems.

c.   Ceiling Weights:

The overhead structure is designed for a dead load of 7 pounds per square foot.  TENANT shall provide at TENANT’S expense, and subject to BUILDING MANAGEMENT’S approval, special support and bracing to accommodate greater ceiling weights.

d.   Access:

Access must be provided at all valves, damper junction boxes, and other items in ceiling space which require access, service or adjustments.

e.   Drop Ceiling Attachment:

Powder activated shot pin attachments will not be allowed in the waffle area.  Only drilled anchor systems will be allowed.

G.                                STANDARD ENTRANCE:

1.   The standard entrance, provided by TENANT at TENANT’S expense, is a pair of doors, white plastic laminate finish in a 6’-4” wide by 7’-2” high metal frame with white painted finish.  The self closing doors are flanked on either side by a 3’-0” wide neutral area, against which inward swinging doors on electric hold-open rest in an open position.

2.   Windows may begin to left or right of the neutral area flanking doors.  Sill of window will begin at a 2-1/2” frame at the floor with 2” intermediate mullions and 2” at the head and jambs.  Head of frame will be at 7’-2”.  Extent of glass will be as allowed by building code in modules of 5’-8” in length.  Glass is clear wired glass, tempered or laminated safety in white painted metal frame.  Wire glass shall be polished both sides conforming to ASTM C1036 and ANSI Z97.1, with square pattern stainless steel wire mesh run at the diagonal; 1/4” thick.

3.   For multi-tenant floors, entrances will not be permitted in Node or Elevator Lobby, or within 1’-6” of thickened wall leading into Node or Elevator Lobby.

4.   Entrances or display windows should be centered between a pair of corridor ceiling light fixtures on a 12’-0” module along the corridor length.  If the entrance is centered within 12’-0” module, it should be flanked on either side by windows, or single window to one side.  If the window is centered within 12’-0” module, it should be flanked on either side by another window (if permitted) or by an entrance.  Any departure from this concept must be approved by BUILDING MANAGEMENT.

5.   If local code requires that entrance doors swing outward for exiting, the pair of doors and frame only will be recessed 3’-0” so that doors will rest on electric hold open magnets against flanking wall in open position.

H.                                   NON-STANDARD ENTRANCE:

For multi-tenant floors Non-standard entrances are limited to 7’-2” high by a width subject to BUILDING MANAGEMENT approval.  Extent of glass is as permitted by building code.  Doors should be held open with a magnetic hold-open device connected to the BUILDING life safety system. Roll-down doors are subject to Building Department approval.  Design of non-standard entrance is subject to approval of BUILDING MANAGEMENT.  Entrance should be centered between a pair of corridor ceiling light fixtures on a 12’-0” module along the corridor length.  Any departure from this concept must be approved by BUILDING MANAGEMENT.

I.                                        ENTRANCE DOORS:

1.                                       EXITING REQUIREMENTS:

TENANT spaces over 3,000 usable square feet shall provide a secondary means of exit.  The secondary exit must lead directly to an exit corridor.

2.                                      RESTRICTIONS:

a.   Self-Closing:

Entrance doors must be self-closing and tight fitting.  Floor hinges are prohibited.

b.   Exit signs must be illuminated and must be provided where required by Building and Fire Departments.

J.                                        STOREFRONT SIGNS:

1.                                      STANDARD WORK:

Tenants shall be identified with TENANT’S name and suite number on elevator lobby directories and ground floor directory provided by BUILDING MANAGEMENT.  In addition, TENANT shall be identified through the use of two standard sign types as outlined below, which shall be provided by TENANT at TENANT’S expense.

a.   Sign Type 1:

The exact location of said tenant identification shall be subject to BUILDING MANAGEMENT’S approval.  TENANT name shall be applied to both sides of the fixture as per BUILDING MANAGEMENT’S standard specifications and typeface only.

b.   Sign Type 2:

Secondary TENANT signing identification may appear on the window surface adjacent to primary TENANT entry. TENANT’S own identity/type face may be used, subject to approval by BUILDING MANAGEMENT.

2.                                      RESTRICTIONS:

a.   All signs of Standard Sign Type 2 shall be reviewed and approved by BUILDING MANAGEMENT.

b.   No advertising placards, banners, pennants, insignias or other descriptive material shall be affixed or maintained upon storefront or in window space without BUILDING MANAGEMENT’S approval.

c.   No animated, flashing or audible storefront signs will be permitted.

d.   Copy Requirements:  Wording on signs shall be limited to business name only.  No product or trade name shall be allowed unless it is a part of the registered business name for storefront signage.

K.                                   WINDOW COVERINGS:

TENANT shall provide and install, at TENANT’S expense, window coverings approved by BUILDING MANAGEMENT, which approval shall not be unreasonably withheld.

L.                                     HARDWARE:

Standard hardware will be specified by BUILDING MANAGEMENT on TENANT entrance doors.  Floor closers cannot be accommodated.  Hardware will be Yale LNH Design, 8100 Series 695 LN Rose,                                           1445H Lever, US32D Finish, GA Keyway.

M.                                 HEATING, VENTILATING AND AIR CONDITIONING:

1.                                      BUILDING SYSTEM:

The building system consists of ventilation air duct and condenser water piping located in corridors for connection to a water-source heat pump unit.  It shall be the responsibility of the TENANT to connect into this system.  The system utilizes a closed circuit cooling tower and a hot water boiler to provide heating or cooling. Zoning and thermostats are independent for each tenant.  The system capacities are based on TENANT’S lighting and appliance load of 8 watts per square foot maximum.

2.                                      TENANT SYSTEM:

a.   Design of System:

TENANT shall employ at TENANT’S expense the services of a mechanical engineer or design build mechanical contractor for design of TENANT’S heating, ventilating and air conditioning system to maintain continuity with the building system.  TENANT designers should coordinate light fixture locations with air handling equipment and other Base Building components.  BUILDING MANAGEMENT shall reserve the right to supervise the connection of TENANT’S heating, ventilating and air conditioning system to the building system.

b.   TENANT Responsibility:

TENANT shall provide and install heat pump(s) specified by TENANT’s engineer or contractor and connect to Base Building system.  All heat pumps shall be Carrier or Trane and operate on 460 volts.  Heat pumps shall be isolated from the ceiling and floor slab by means of spring steel isolators to eliminate the transfer of vibration to the floor and/or ceiling slab.  All heat pumps must be equiped with water flow switches or differential pressure switches to automatically turn the unit off when no water is flowing through the system.  TENANT shall provide supply air distribution consisting of diffusers and ducts connected to the TENANT’S heat pumps and make all air, water and electrical connections as required.   TENANT shall be responsible for connection to make up air duct and cooling tower supply and return water, located in the hallway ceiling.  Plans must be approved by BUILDING MANAGEMENT in accordance with the terms of the Lease.

                                                ELECTRICAL SERVICE:

1.                                      BUILDING SYSTEM:

The building electric service is based on 3 watts per square foot for heating, ventilating, and air conditioning; 2 watts per squarefoot for display lighting and receptacles.  Service provided by the building system is 277/480 volts, 3 phase, 4 wire. TENANT service shall not exceed 8 watts per square foot as set forth in the Lease.  The BUILDING MANAGEMENT provides distribution centers on the 2nd. and 4th. floors for TENANT spaces under 3000 square feet.  The BUILDING MANAGEMENT provides service capacity at the main switchboard, a main switch without fuses and a 2” empty conduit to the main electrical room on the TENANT floor for TENANT spaces over 3000 square feet.

2.                                      TENANT SYSTEM:

a.              TENANT Responsibility:

For TENANT spaces over 3000 square feet.  The TENANT shall provide properly sized fuses in its main switch, conduit from the electrical room on TENANT’S floor to the TENANT’S space and feeder conductors from the main switchboard to the TENANT’S space.  The work provided by the TENANT outside of the TENANT’S space and into the TENANT’S disconnect, panel or transformer shall be performed by the an electrical contractor approved by BUILDING MANAGEMENT.  All electrical work within TENANT’S space shall be provided by the TENANT.  Each tenant will have its own meter and will be required to arrange for PG&E meter and service installation at the multi-meter switchboard in the main electrical room on the first floor of the Building.  TENANT shall provide its internal distribution system, including without limitation, transformers, panels, all other required conduit, wiring, receptacles, switches, outlet lighting, controls, and connection to Building service and outlets. For TENANT spaces under 3000 square feet. The TENANT shall provide properly sized fuses in the distribution panel and conduit and feeder conductors from the distribution panel to the TENANT’S space.  The BUILDING MANAGEMENT will designate the distribution center that will serve the TENANT’S space.  The work provided by the TENANT outside of the TENANT’S space and into the TENANT’S disconnect, panel or transformer shall be performed by the Base Building Electrical Contractor at TENANT’S expense.  All electrical work within TENANT’S space shall be provided by the TENANT.  TENANT shall provide its internal distribution system, including without limitation, transformers, panels, all other required conduit, wiring, receptacles, switches, outlet lighting, controls, and connection to Building service and outlets.

b.                                      Emergency Lighting:

TENANT shall provide emergency exit lighting and signage

where required by appropriate governmental agencies.  TENANT may select which fixtures should serve on the emergency lighting circuit subject to BUILDING MANAGEMENT approval.  These fixtures shall be on the Building 277 volt, emergency lighting circuit.  TENANT shall provide conduit and conductors from emergency lighting panel in TENANT’S space at TENANT’S expense.  The connection of TENANT circuits into the Building emergency lighting panel shall be supervised by BUILDING MANAGEMENT to insure that only required loads are connected and that the emergency lighting loads are balanced.

c.                                       Lighting Fixtures:

TENANT shall provide lighting fixtures of its choice provided the power consumption is within the limits specified above and providing overhead clearance is available for proper installation.  All lighting circuits must be switched outside the panel.  Controls shall be in accordance with California Administrative Code, Title 24, Energy Code.

d.                                      Additional Fixtures:

Additional electrical service capacity to the TENANT’S space, if available, shall be at TENANT’S expense.

e.                                       Power to HVAC/Heat Pump:

TENANT shall provide power and control wiring to all HVAC/heat pump units within its space from its own panelboards.

f.                                  Data & Telecom Cable:

TENANT must provide as-built drawings to BUILDING MANAGEMENT of all telecom and data cable runs installed by TENANT or TENANT’s contractor.  It is the responsibility of TENANT to remove all exposed data & telecom cable at the termination of TENANT’s lease.

O.                                    SPRINKLER SYSTEM:

The Building sprinkler system provided by BUILDING MANAGEMENT consists of mains and branches located by code and San Francisco Fire Department approved spacing.  TENANT shall provide at its expense additional branch lines, all new sprinklers, all drops as necessary to conform with demising walls, interior partitions, drop ceilings, and ceiling design.  TENANT shall provide adequate sprinkler protection of the TENANT’S space as required and approved by the San Francisco Fire Department.

P.                                      TELEPHONE:

TENANT will provide at TENANT’S expense 3/4 inch conduit from the building telephone terminal board to the TENANT’S space.   All work outside the TENANT’S space shall be provided by the Base Building Electrical Contractor at TENANT’S expense.  No TENANT telephone equipment may be installed in building telephone riser closets.

Q.                                    FIRE ALARM SYSTEM:

The Building common area is equipped with a fire alarm and smoke control system.  The system includes public audible alarms and visual warning strobe lights located throughout the common areas to alert the Building occupants of an emergency situation.  If TENANT is required, by building codes, to connect to the BUILDING fire alarm system, all costs associated with connection to the system shall be the TENANTS including costs of additional circuits and boosters that may be required in the BUILDING system.  Final tie-in to the fire alarm system shall be performed by Red Hawk Fire and Security.

R.                                    FIRE EXTINGUISHERS:

TENANT shall provide fire extinguishers within the TENANT’S space of approved type and size as required by San Francisco Fire Department.

S.                                      MOVE IN, MOVE OUT, DELIVERIES:

During construction of TENANT’S space, move in, move out and deliveries of furniture and equipment, TENANT shall provide, at          TENANT’S expense, hardboard covering to protect all corridor floor covering which is in the traffic pattern from point of delivery to TENANT’S space.  Hardboard covering is to be removed by TENANT when no longer needed.

II. TENANT IMPROVEMENT DRAWING PROCESSING PROCEDURE:

A.                                    PRELIMINARY DRAWINGS:

1.   TENANT shall prepare preliminary plans which shall incorporate the following information:

a.                   Floor plan.

b.                   Reflected Ceiling plan.

c.                    Storefront elevation in color including actual sign design shown on storefront elevation.

d.                   Section through storefront.

e.                    Material samples, finishes board and color of storefront (if other than building standard).

f.                     Electrical and telephone plan.

g.                    Heating, ventilating, and air conditioning.

h.                   Plumbing plan, including sprinkler alterations.

2.   TENANT or TENANT’S Architect will forward 2 sets of the preliminary plans to BUILDING MANAGEMENT office for review.  Upon completion of review within 10 business days, BUILDING MANAGEMENT will return one set of plans with any required corrections or comments to be incorporated into Final Construction Documents.

B.                                    FINAL CONSTRUCTION DOCUMENTS:

Upon completion of review and approval by BUILDING MANAGEMENT of TENANT’S Final Construction Documents and issuance of a building permit from the City of San Francisco, TENANT shall provide BUILDING MANAGEMENT with 2 sets of prints of the final Construction Documents prepared by a licensed architect with all comments and revisions indicated thereon.  Final Construction Documents shall incorporate all Building Code,  Handicapped Code, ad Drawing Checklist items listed herein.  TENANT may not begin construction without BUILDING MANAGEMENT’S written approval of TENANT’S Final Construction Documents.

III. FINAL DRAWINGS CHECKLIST:

A.                                    The Plans Should:

1.                   Indicate TENANT’S name, suite number, square footage, contact person and telephone number.  The latter should be the person to whom technical and design questions may be addressed.

2.                   Be complete, showing all partitions, partition heights, and special conditions relative to electrical and mechanical requirements.

3.                   Provide Key Plan showing location of TENANT’S space within the Building.

4.                   Indicate all finishes and materials.

5.                   Show all cabinets, fixtures and special items.

6.                   Indicate which items, if any, are to be furnished by the TENANT and which will be installed by the contractor.

7.                   Show and specify all doors.

8.                   Show all special wall requirements.

9.                   Indicate all contractor supplied and installed cabinets and mill work.

10.            Indicate ceiling type and all ceiling heights and special conditions.

11.            Show electrical and telephone panel locations.

12.            Show all telephone locations.

13.            Locate electrical receptacles and indicate type of load to be used.

14.            Locate light switches and indicate which lights are

controlled by dimmers, etc.

15.            Locate and identify power requirements of special equipment (i.e. computers, copy machines, work processors, coffee machines, microwave oven, water cooler, etc.).

16.            Show plumbing location and fixtures, if required.   (NOTE: Verify availability and accessibility of needed water, vent and waste lines prior to the design of the space).

17.            Show private P.A. system or other communication system. (NOTE:  This system is not to be connected into the building’s life safety system.)

18.            Locate all lighting; specify watts, fixture manufacturer, number and fixture finishes.

19.            Indicate special HVAC supply and return grilles.

20.            Show any special sign lighting requirements.

B.                                    Other:

1.   The TENANT is advised to familiarize itself with power availability in its space.  There is a considerable delay when redesign is necessitated due to excessive power requirements (the building electrical service will be based on a maximum wattage per sq. ft. of TENANT’S space in compliance with Title 24).

2.   All drawings submitted for a building permit must be stamped and signed by a California licensed architect (State of California Business and Professional Code, Section 5536).

IV.  CONTRACTORS:

TENANT’S contractor must be approved by BUILDING MANAGEMENT prior to commencement of work.  TENANT should submit a list of proposed contractors to BUILDING MANAGEMENT prior to issuance of documents to bid.  TENANT’S contractor and subcontractors must comply with all provisions of this Tenant

Improvement Specification Handbook.  If requested, the qualifications and references of proposed contractors must be submitted to BUILDING MANAGEMENT for approval.

V. FINAL APPROVAL:

TENANT’S contractor shall provide BUILDING MANAGEMENT with a copy of the job card for the project with all required inspections signed off before final payment to contractor will be made.

VI. APPROVALS:

Whenever this Tenant Improvement Specification Handbook requires an approval, consent, designation, determination, selection or judgment by either Landlord or Tenant, such approval, consent, designation, determination, selection or judgment and any conditions imposed thereby shall be reasonable and shall not be unreasonably withheld or delayed.

EXHIBIT E — BUILDING SUMMARY

attached to and made a part of the Amendment dated as of January 7, 2015, between
TODA AMERICA, INC., a California corporation, as Landlord and

ADVENT SOFTWARE, INC., a Delaware corporation, as Tenant

600 TOWNSEND STREET
SAN FRANCISCO, CA 94103
BUILDING SUMMARY

1	3	4	5	7	9	10	11	12	13	15	16	17	19	18
			5=(3-4)			10=(7+9)	11=(5-10)	12=(5/10)	13=(7*12)	15=(9*12)	16=(13+15)	17=(16/(16-15))	19=(12*17)	18=(13*17)
	INTERIOR	VERTICAL/		USABLE AREAS				FLOOR	BASIC RENTABLE AREAS
	GROSS	NON-	FLOOR		BUILDING	FLOOR	FLOOR	R/U		BUILDING	BUILDING	BUILDING	TOTAL	TOTAL
	MEASURED	RENTABLE	RENTABLE	OFFICE	COMMON	USABLE	COMMON	RATIO	OFFICE	COMMON	RENTABLE	R/U RATIO	LOAD	RENTABLE
FLOOR	AREA	AREA	AREAS	AREA	AREA	AREA	AREA	(LOAD)	AREA	AREA	AREA	(LOAD)	FACTOR	AREA
PENTHOUS	853.0	42.0	811.0	0.0	811.0	811.0	0.0	1.000000	0.0	811.0	811.0	1.088559	1.088559	0.0
5	39,039.0	873.0	38,166.0	37,043.0	128.0	37,171.0	995.0	1.026768	38,034.6	131.4	38,166.0	1.088559	1.117698	41,402.9
4	41,810.0	1,401.0	40,409.0	39,337.0	0.0	39,337.0	1,072.0	1.027252	40,409.0	0.0	40,409.0	1.088559	1.118224	43,987.6
3	41,899.0	1,387.0	40,512.0	39,198.0	0.0	39,198.0	1,314.0	1.033522	40,512.0	0.0	40,512.0	1.088559	1.125050	44,099.7
2	40,165.0	1,258.0	38,907.0	36,392.0	0.0	36,392.0	2,515.0	1.069109	38,907.0	0.0	38,907.0	1.088559	1.163788	42,352.6
1	46,631.0	4,236.0	42,395.0	28,318.0	12,617.0	40,935.0	1,460.0	1.035666	29,328.0	13,067.0	42,395.0	1.088559	1.127384	31,925.3
GARAGE	40,155.0	37,587.0	2,568.0	0.0	2,568.0	2,568.0	0.0	1.000000	0.0	2,568.0	2,568.0	1.088559	1.088559	0.0
TOTALS	250,552.0	46,784.0	203,768.0	180,288.0	16,124.0	196,412.0	7,356.0	—	187,190.6	16,577.4	203,768.0	1.088559	—	203,768.0

Building Load Factor Calculations                                                                                                                                           203,768.0 = Total Floor Rentable Areas
187,190.6 = Basic Office Rentable Area
1.088559 = Building Load Factor

OSTGREN ASSOCIATES, INC. 09/03/14

E-1